Exhibit 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 7, 2017, with respect to the consolidated financial statements of System Link Corporation Limited, its subsidiaries and its variable interest entities (the “Report”) included in the annual report of The9 Limited on Form 20-F for the year ended December 31, 2016. We consent to the incorporation by reference of the Report in the Registration Statements of The9 Limited on Forms S-8 (No. 333-127700, No. 333-156306, No. 333-168780 and No. 333-210693) and Form F-3 (No. 333-210692).

/s/ Grant Thornton
Shanghai, China
April 7, 2017